Exhibit 99.1

(1)   The amount reported includes 85,086 common units of ALST Casino Holdco, LLC (the “Issuer”) held of record by Apollo ALST Holdco, LLC (“Apollo Holdco”).  Apollo ALST Voteco, LLC (“Apollo Voteco”) holds all of the voting membership interests in Apollo Holdco and serves as its managing member.  Apollo Voteco, in its capacity as the managing member of Apollo Holdco, has the right to vote and dispose of the Issuer’s common units held by Apollo Holdco.  Leon Black, Joshua Harris and Marc Rowan are the members of Apollo Voteco, which is managed by its members.  The members of Apollo Voteco act by majority vote of all of the current members, including with respect to any decision to exercise Apollo Holdco’s voting, governance, transfer or economic rights in the common units of the Issuer held by Apollo Holdco.

Each of Apollo Voteco and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the Issuer’s common units held of record by Apollo Holdco except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.  The address of each of Apollo Holdco and  Apollo Voteco is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address of each of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th St., 43rd Floor, New York, New York 10019.